EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
North Fork Bancorporation, Inc.:

We consent to the use of our report, dated March 10, 2000, incorporated by reference in the Registration Statement on Form S-8 to Form S-4 of North Fork Bancorporation, Inc., ("the Company") dated March 22, 2000, relating to the supplemental consolidated balance sheets of North Fork Bancorporation, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related supplemental consolidated statements of income, cash flows, changes in stockholders' equity, and comprehensive income for each of the years in the three-year period ended December 31, 1998, which report is included in the Company's current report on Form 8-K filed on March 14, 2000.



/s/ KPMG LLP
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KPMG LLP
New York, New York
March 22, 2000